Exhibit 99.2

Conference Call Transcript

March Quarter 2004 Pharmacopeia Earnings Conference Call

May 4, 2004 9:00 a.m. ET

CORPORATE PARTICIPANTS

Mark Emkjer

Accelrys - President and CEO

John Hanlon

Pharmacopeia - Chief Financial Officer

CONFERENCE PARTICIPANTS

Phil Nadeau

SG Cowen

Stefan Loran

Legg Mason

PRESENTATION

Operator

Good morning and welcome, ladies and gentlemen, to the Pharmacopeia March quarter 2004 earnings release conference call.  At this time I’d like to inform you that this conference is being recorded and that all participants are in a listen-only mode.   At the request of the company, we will open up the conference for questions and answers after the presentation.  I will now turn the conference over to Mark Emkjer, President and Chief Executive Officer of Accelrys.  Please go ahead, sir.

Mark Emkjer - Accelrys - President and CEO

Thank you and good morning, everyone.  Joining me today is John Hanlon, Pharmacopeia’s Chief Financial Officer.  We released our March quarter 2004 results earlier today and during this call we will be discussing future events.  As always, I caution you that actual results or events in the future may differ from projections contained in our forward-looking statements.  We refer you to today’s earnings press release, as well as our periodic SEC filings for a more in-depth analysis of the company.  We disclaim any responsibility to update forward-looking statements.

As you know, yesterday we announced the completion of the spin-off of Pharmacopeia Drug Discovery and a tax-free dividend to our shareholders.  You will now see Pharmacopeia Drug Discovery trading on Nasdaq under the symbol PCOP.  Pharmacopeia, the parent company, continues to trade on Nasdaq under the symbol ACCL.  Next week Pharmacopeia will hold its annual meeting, and assuming our shareholders approve it, we will change the name of Pharmacopeia to Accelrys, reflecting the fact that, minus the Drug Discovery Division, Pharmacopeia is a stand-alone scientific software company.

After John Hanlon reviews the numbers, I will give you my views on what I think will be an exciting future at Accelrys.  Let me turn the call over to John.  John?

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John Hanlon - Pharmacopeia - Chief Financial Officer

Thank you, Mark.  This morning we released the results of the March 2004 quarter for the consolidated entity, Pharmacopeia.  At April 30, 2004 the Drug Discovery Division was separated in a tax-free dividend.  After the close of the June 2004 quarter, Pharmacopeia Drug Discovery and Accelrys will announce their respective results as independent, stand-alone publicly traded companies.

Accelrys’ revenues for the March 2004 quarter were lower than those reported in the March 2003 quarter.  Orders booked in the quarter were lower as well.  We know that, in light of moving our year end from December to March, our sales force was more focused on preparing for the new fiscal 2005 year, which began on April 1st.  In 2003 we chose to discontinue delivering unprofitable one-off consulting work.  This business, combined with other contract work, produced $1,300,000 of revenues in the March 2003 quarter and only $300,000 of revenue in the March 2004 quarter.

We also finalized our last consortium in 2003.  Consortia revenue in the March 2003 quarter was about $750,000 and zero in the March 2004 quarter.  Finally, we introduced our new license agreement in January 2004.  The requirement that we book revenue from this contract on a subscription basis meant that in the March 2004 quarter, we reported about $1.6 million less revenue and recorded that in deferred revenue to be recognized in future periods.

At Accelrys, cost of revenue was 37 percent of revenue in the March 2004 quarter compared to 30 percent of revenue in 2003.  The higher percentage cost of revenue is principally attributable to the cost of our post-sale support group being stable relative to the lower revenue base.

Consolidated research and development expense was lower in the March 2004 quarter compared to 2003, as a result of the efforts principally made at Accelrys to manage our head count and projects in the appropriate centers of excellence; those being San Diego, Cambridge in the United Kingdom, and Bangalore, India.  Consolidated sales, general and administration expense was 15.3 million in the March quarter of 2004 compared to 14.7 million in 2003.  However, $900,000 of costs incurred in the relocation of our employees in Princeton to complete the consolidation of PDD’s facilities there and relating to the relocation of Accelrys employees in Japan were included in the SG&A expense reported in the March 2004 quarter.  Restructuring and other one-time charges of $11.1 million were recorded in the March 2004 quarter.  Included in these charges were the write-offs associated with the abandonment of a PDD lab facility in Princeton, deferred compensation charges and severance costs.  Spin-off transaction costs of 2.3 million were reported in the March 2004 quarter.  These costs included banking fees, attorney fees, auditor fees and printing costs.

Consolidated interest income of 924,000 was recorded in the 2004 quarter compared to 1.1 million in 2003.  The decrease was principally due to lower cash balances.  Tax expense was 131,000 in the March 2004 quarter compared to 377,000 in 2004.  It’s important to note that Accelrys currently has over $90 million of net operating loss carry-forwards available for future use.

The net loss then recorded in the March 2004 quarter was 26.8 million or $1.11 per share.  This loss includes the 900,000 of relocation costs, the 11.1 million of restructuring and other one-time charges, and the 2.3 million of spin-off transaction costs noted previously.  In the March 2003 quarter we reported a net loss of 5.5 million or 23 cents per share.

At March 31, 2004 our consolidated cash, cash equivalents and marketable securities totaled 141.6 million compared to 134 million at December 31, 2003.  We generated over 7.5 million in cash in the March 2004 quarter compared to 5.4 million of cash generated in the March 2003 quarter.

Regarding financial guidance for fiscal 2005 at Accelrys, which is the 12 months ended March 31, 2005, we expect to book a modest increase in orders in fiscal 2005 compared to the 12 months ended March 31, 2004, which was fiscal 2004.  Due to the requirement to account for our new license on a subscription basis and subject to our customers’

adoption of the new license, we expect reported revenues to be substantially lower in fiscal 2005 compared to fiscal 2004.  Deferred revenues are expected to increase proportionally when comparing the balance at March 31, 2005 to the balance at March 31, 2004.  Operating cash flow is expected to increase in fiscal 2005 over fiscal 2004, as our customers’ payment terms are not affected by the new license.  Please remember that the March quarter in our Accelrys Division has never been predictive of our full year results.  Mark?

Mark Emkjer - Accelrys - President and CEO

Thanks, John.  I’ve been leading Accelrys for 16 months now.  During this period we have made many changes to the business.  Our underlying business model is being entirely revamped.  We have rationalized our R&D functions involving co-location of products and resources around specific product silos.  Last year at this time, we introduced a new center of excellence in Bangalore, India, which now has 60 employees.  Lastly, we have implemented a plan for fiscal 2005 that will allow us to break even at the operating income line at approximately 82 million in revenue, subject to the mix of orders we bring in.  By comparison, in calendar 2002, Accelrys would have had to record revenues of 103 million to achieve break-even in operating income.

Since joining Accelrys, I have visited over 60 of our customers worldwide.  Our approach going forward is client-centric with multiple product focus groups being formed and the rebirth of consortia at Accelrys.  In fact, we just launched our nanotechnology consortia this week.  Our clients have asked for new science and Linux on legacy applications while we build our refreshed and unified new technology offering of the future in material and discovery studios.  We have demonstrated our commitment through launching Linux versions of Insight and Catalyst.  Today, as we speak, we are porting with our partner, IBM, the QUANTA and cerius 2 clients. The products I have mentioned are the key modeling and simulation offerings of Accelrys.  Central to our strategy is keeping our existing client base engaged with us while we bring the technology of tomorrow forward.

As in most turnarounds, the majority of the executive management team has been turned over and we have built a dynamic team of individuals, some of whom I’ve had the pleasure of working with in the past.  Overall, this is a very seasoned team with a historically strong track record.  Collectively, we have initiated a strategic planning process.  Although we are in the early stages of this plan, we have implemented the first tactic around protecting our core business through some of the initiatives previously mentioned in this call.

Going forward, you can expect us to be very active in both new business development activities such as in-licensing and out-licensing, and also to look for select acquisitions that add value to our client and shareholder base.  I am guardedly optimistic about fiscal 2005 in light of feedback from the sales force and the many activities we have underway in the business development side.  Until we actually experience a leveling or upturn in new orders for at least two to three quarters in a row, we will remain cautious in our approach to spending.  To achieve our long term goals, however, we must look out well beyond the next 12 months over the ensuing years, both in the low teens and annual revenue, operating income with corresponding cash flows.  Many of the members of this management team, including myself, have delivered this level of performance at other companies and we are optimistic that longer term and with patience, we can get there at Accelrys.

I’d like to encourage investors and analysts on the call to ask questions now rather than later at individual phone calls.  As you know, in light of the SEC guidelines, we will be unable to answer questions of a material nature on an individual basis.  For those of you listening to this call via the web cast or for those of you with access to replay, please feel free to contact us to review any topics discussed on this call.  I’ll now all the call to be opened for questions.

Operator

Thank you.  The question and answer session will begin at this time.  If you are using a speakerphone,

please pick up the handset before pressing any numbers.  Should you have a question, please press star 1 on your push-button telephone.  If you wish to withdraw your question, please press star 2.  Your questions will be taken in the order they are received.  Please stand by for your first question.  Our first question comes from Phil Nadeau from SG Cowen.  Please state your question.

Phil Nadeau - SG Cowen

Good morning and thanks for taking my question.  John, this is I guess for you.  You’ve never, to my knowledge, given expense line guidance for Accelrys as a stand-alone entity.  Are you prepared to do that this morning or is there some time that that will happen in the future?

John Hanlon - Pharmacopeia - Chief Financial Officer

Phil, good morning.  As you noted, for the first time Mark noted our projected break-even point.  We’re going to wait until the June quarter.  When you see the June quarter results, we will present— Accelrys will present PDD historical information as discontinued operations.  So we’ll crunch PDD down to one line.  PDD, of course, will be announcing its own results independent of us.  So I’d say that we’ll wait until that June quarter and then we’ll be showing Accelrys on a stand-alone basis.

Phil Nadeau - SG Cowen

OK and Mark, you mentioned that you were waiting until you see some firming of orders for a couple of quarters before getting more aggressive on this matter. Where are we in that process?  Are you starting to see orders firm up now or is it sill early?

Mark Emkjer - Accelrys - President and CEO

I think it’s still early, Phil.  I mean we had a very strong Q4 that we reported last year.  If you look back to the second and third quarters we were relatively flat with prior year.  Q4 was strong and then we had this stub period which was not strong.  So again, until I see two or three quarters, we’re going to continue to be very cautious with expenses, etc.

Phil Nadeau - SG Cowen

OK, thank you.

Operator

Thank you.  Once again, if you do have a question, please press star 1 on your pushbutton telephone at this time.  Thank you.  Our next question comes from Stefan Loran from Legg Mason.  Please state your question.

Stefan Loran - Legg Mason

Yes thank you very much.  A couple of questions and good morning.

Mark Emkjer - Accelrys - President and CEO

Morning, Stefan.

Stefan Loran - Legg Mason

I was wondering if you could talk to me a little bit about what’s going on with the consortia then.  Are you winding down that avenue of business or are you planning on growing that again at some point?

Mark Emkjer - Accelrys - President and CEO

We just announced the nanotechnology consortia and I hope by the fall, Stefan, I’ll be able to give you the names of companies who have joined it.  But until that happens, obviously we’re going to not release anything relative to expectations.  But the consortia model here has been an excellent source of income revenue in the past and it’s also built very strong client relationships and extended the products.  And so that I announced earlier in the call that we were— the rebirth of consortia at Accelrys has begun and the first one is nanotechnology.  And that model is one that’s going to be central to our theme going forward.  So you will hear of more consortia downstream.

Stefan Loran - Legg Mason

Can you also talk a little bit about the environment right now that you’re selling into?  We’ve seen a little bit more financing coming out of the biotechnology business, new IPO’s.  Is that at any rate helping you at this point, number one?  And number two, are you seeing the pharma companies still a little bit tight with the purses or are they starting to reinvigorate the spending at this point?

Mark Emkjer - Accelrys - President and CEO

Yeah the biotech I would say there’s clearly money coming into the space.  What we are seeing is not as many companies going out of business or companies that are beginning their research activities again.  So that should, again downstream, translate into business for us.  But it hasn’t really picked up extensively yet.  In pharma we still see pressure on the IT budgets but we’re beginning to experience multi-year deals, longer term deals with firmer pricing.  We just announced one in this quarter, a large deal with a major pharmaceutical.  We had a major deal for the company in Q4 as well.  So I would say firming in pharmaceutical, biotech we’re optimistic, we’re not seeing as many companies go under and it does appear as though research is beginning again.

Stefan Loran - Legg Mason

Can we touch a little bit more also on PDD at this point and what your plans are on that side?  I know it’s going to be a separate entity but just give us an idea about which direction they’re going in.  And in terms of the NOL’s, did you on the Accelrys side keep all the NOL’s or are some of those going over the other side as well?

John Hanlon - Pharmacopeia - Chief Financial Officer

Yes, I’ll take it backwards.  The parent company, Stefan, retains the NOL’s so when I said that Accelrys retains 90 million, that is in fact the status at Accelrys.  PDD, in fact, if you look at the information statement has generated in and of itself 3 to 4 million of NOL.  We’re not going to talk about PDD today.  As of yesterday, of course, we’re two separate companies.  So it’s kind of an interesting press release in that we are reporting consolidated results through March but in fact, we are now two separate entities.

Stefan Loran - Legg Mason

OK so should we expect to see something happening with PDD to get a little bit of the information or are we going to have to wait until the June quarter?

John Hanlon - Pharmacopeia - Chief Financial Officer

You know again, I can’t speak for them and I would suggest throwing a call into PDD.

Stefan Loran - Legg Mason

OK, thanks.

Operator

Thank you.  As a final reminder, ladies and gentlemen, if you do have a question please press star 1 on your pushbutton telephone at this time.  Gentlemen, there are no further questions in queue.

Mark Emkjer - Accelrys - President and CEO

Again, thank you for participating in our call.  We look forward to updating you on our progress at the end of our first fiscal 2005 quarter, which ends on June 30, 2004.  As always, we thank you for your continued support.

Operator

Ladies and gentlemen, this concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may now disconnect.

END